NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: July 28, 2004

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS FIRST QUARTER EARNINGS
STAUNTON, VIRGINIA

               Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the first quarter of its fiscal year ending March 31, 2005. For the quarter ended June 30, 2004, Community Financial reported earnings of $892,000 or $0.41 per diluted share, compared to $997,000 or $0.47 per diluted share for the same period last year. The decrease in net income for the current quarter compared to the June 30, 2003 quarter can be attributed to the gain on the sale of Community First Mortgage Company, the mortgage-banking subsidiary, during the June 30, 2003 quarter, which increased net income for the June 30, 2003 quarter approximately $.07 per diluted share.

               Net interest income increased $251,000 for the quarter ended June 30, 2004 compared to the same quarter during 2003. The increase in net interest income is attributed primarily to increases in both average loans receivable and average securities for the quarter ended June 30, 2004 compared to June 30, 2003. Loans outstanding, net of allowances, at June 30, 2004 totaled $293.8 million, up 16% from $253.5 million from the prior year. Securities increased from $36.3 million at June 30, 2003 to $41.9 at June 30, 2004, a 14% increase. Deposits increased to $264.9 million at June 30, 2004 from $248.9 million at June 30, 2003, a 6% increase. Total interest income increased during the June 30, 2004 quarter compared to the June 30, 2003 quarter as a result of the increase in the volume of interest earning assets offsetting the decrease in rates earned on these assets. Total interest expense decreased by $109,000 for the 2004 period compared to the same period in 2003 as a result of the decrease in the interest rates paid on interest-bearing liabilities exceeding the increase in volume of interest-bearing liabilities. Our interest rate spread decreased by seven basis points to 3.83% for the quarter ended June 30, 2004 compared to 3.90% for the same period in 2003.

               Non-interest income decreased $730,000 to $677,000 for the quarter ended June 30, 2004 from $1.4 million for the June 30, 2003 quarter. The decrease in non-interest income for the current quarter compared to the June 30, 2003 period was due to both decreased fees from the sale of mortgage loans after the disposition of the Company's mortgage-banking subsidiary and the gain on the sale of the subsidiary in the June 30, 2003 quarter. Non-interest expenses decreased $334,000 to $2.4 million for the June 30, 2004 quarter from $2.8 million for the June 30, 2003 quarter. The decrease in non-interest expenses was due to reduced expenses related to the disposition of the Company's mortgage-banking subsidiary.

               After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.10 per share dividend payable August 25, 2004, to stockholders of record as of August 11, 2004. Stockholder's equity totaled $29.2 million at June 30, 2004, which represents a book value of $14.03 per share.

               At June 30, 2004, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

               Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.